ewc	8950 E. Raintree Dr., Suite 200
Scottsdale, AZ 85260
Epstein Weber & Conover, PLC	Phone 480-444-3424
Certified Public Accountants	Fax 480-444-3423
Exhibit 16.a

January 10, 2007

Office of the Chief Accountant
PCAOB Letter File
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-6561

Ladies and Gentlemen:

This is to confirm that the client-auditor relationship between US Energy Corp.
(Commission File Number 0-06814) and Epstein, Weber & Conover, PLC has ceased.

Respectfully,

/s/ Epstein, Weber & Conover, PLC

Epstein, Weber & Conover, PLC

Cc:          John L. Larsen, Audit Committee Chairperson
Keith G. Larsen, Chief Executive Officer
Robert Scott Lorimer, Chief Financial Officer
US Energy Corp.
877 North 8th West
Riverton, WY 82501

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